SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

------------------------

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.___)

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HAWKINS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HAWKINS, INC.

3100 East Hennepin Avenue
Minneapolis, Minnesota 55413

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held
August 7, 2007

To our Shareholders:

The Annual Meeting of Shareholders of Hawkins, Inc. will be held at the Midland Hills Country Club, 2001 Fulham Street, Roseville, Minnesota on Tuesday, August 7, 2007, at 3:00 p.m., Central Daylight Time, for the following purposes:

1.	To elect eight directors; and
2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on July 2, 2007 as the record date for determining the shareholders entitled to vote at the Annual Meeting. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote. Our transfer books will not be closed.

Dated: July 9, 2007	BY ORDER OF THE BOARD OF DIRECTORS
MARVIN E. DEE, Secretary

IMPORTANT:   To assure the necessary representation at the Annual Meeting, you are urged to SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY TO SAVE THE COMPANY THE EXPENSE OF ADDITIONAL SOLICITATION. You may revoke your proxy at any time prior to its exercise, and returning your proxy will not affect your right to vote in person if you attend the Annual Meeting and revoke the proxy.

PROXY STATEMENT

HAWKINS, INC.

3100 East Hennepin Avenue
Minneapolis, Minnesota 55413

July 9, 2007

The following statement is furnished in connection with the solicitation of proxies by our Board of Directors to be voted at the Annual Meeting of Shareholders to be held on Tuesday, August 7, 2007 at the Midland Hills Country Club, 2001 Fulham Street, Roseville, Minnesota, at 3:00 p.m., Central Daylight Time, and at any adjournments of such meeting. Distribution of this Proxy Statement and proxy to shareholders began on or about July 9, 2007.

SOLICITATION

The cost of soliciting proxies and of the notices of the meeting, including the preparation, assembly and mailing of proxies and this Proxy Statement, will be borne by us. In addition to the use of the mail, proxies may be solicited personally or by telephone, mail or electronic mail by our directors, officers and regular employees. Furthermore, arrangements may be made with brokers, banks and similar organizations to send proxies and proxy materials to beneficial owners for voting instructions. We will reimburse such organizations for their expenses.

REVOCATION AND VOTING OF PROXY

Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions in such proxy, unless the proxy is properly revoked prior to the meeting. Any shareholder giving a proxy may revoke it prior to its exercise at the meeting by (1) delivering a written notice expressly revoking the proxy to our Secretary at our offices, (2) signing and forwarding to us at our offices a later dated proxy, or (3) attending the Annual Meeting and casting his or her votes personally.

Unless otherwise directed in the accompanying proxy, the persons named therein will vote FOR the nominees for director as set forth in this Proxy Statement. Our management is not aware of any other business that will, or is likely to, come before the meeting. If any other business does properly come before the meeting, the persons named in the accompanying proxy will vote in accordance with their judgment as to what is in our company’s best interests.

A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in determining the total number of the votes cast on proposals presented to shareholders, but will not be treated as votes in favor of the proposals. Accordingly, a withholding or an abstention will have the effect of a negative vote. Broker non-votes are not counted for purposes of determining the total number of votes cast on proposals presented to shareholders.

OUTSTANDING SHARES AND VOTING RIGHTS

At the close of business on July 2, 2007, the record date, there were 10,257,084 shares of our common stock, par value $.05 per share, outstanding. The common stock is our only outstanding class of capital stock. Holders of common stock are entitled to one vote for each share held on the record date with respect to all matters that may be brought before the meeting. There is no cumulative voting for directors.

ELECTION OF DIRECTORS
(PROPOSAL 1)

At the Annual Meeting, eight persons are to be elected to our Board of Directors, each to hold office for the ensuing year or until his successor is duly elected and qualified. Our By-laws provide for a Board of Directors of not fewer than three nor more than eleven directors. Our By-laws provide that the nominees must be elected by the affirmative vote of the holders of a majority of the voting power of the shares represented at the meeting (whether in person or by proxy). Abstentions have the effect of a vote against the nominees. Proxies will be voted for the election of all nominees unless you direct otherwise. Should any nominee decline or be unable to accept such nomination or to serve as a director (an event which our management does not now expect to occur), proxies will be voted for a substitute nominee or nominees in accordance with the best judgment of the person or persons acting under them.

Our Board of Directors has nominated John S. McKeon, John R. Hawkins, Howard M. Hawkins, Duane M. Jergenson, G. Robert Gey, Daryl I. Skaar, Eapen Chacko and James A. Faulconbridge for election to the Board of Directors. On November 2, 2006, our Board of Directors elected James A. Faulconbridge to our Board of Directors and appointed him to serve on the Compensation Committee.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR.

Information About Directors

Our directors, including the nominees, have served as our directors continuously since the year indicated below. The following information, as of June 30, 2007, including the principal occupation or employment of each director, has been furnished to us by the respective directors. All positions are with our company unless otherwise noted.

Director	Principal Occupation or Employment	Age	Director Since

John S. McKeon	Chairman of the Board since September 2005; Retired; President and Chief Operating Officer of ConAgra Foods, Inc. Venture Development Group from November 2003 to June 2005; President and Chief Operating Officer of ConAgra Foods Snack Group (formerly Golden Valley Microwave Foods, Inc. from August 1993 to November 2003; President of McKeon Associates, Inc. (corporate finance consulting) from 1991 to 1993; Vice President of Northstar Industries, Inc. from 1976 to 1990.	62	1984
John R. Hawkins	Chief Executive Officer since February 2000; Chairman of the Board from 2000 to 2005; President from December 1998 to February 2000; Executive Vice President from 1997 to December 1998; Vice President of Sales from 1987 to 1997; Secretary from 1991 to 1999.	55	1989
Howard M. Hawkins	Retired; Treasurer from 1973 to 1999; Vice President from 1996 to 1999.	63	1976

Director	Principal Occupation or Employment	Age	Director Since

Duane M. Jergenson	Retired; Vice President of Operations of Taylor Corporation from 1985 to 1999; various positions with Taylor Corporation from 1966 to 1985.	60	1996
G. Robert Gey	Retired; President of Fuller Brands from 2003 to 2006 and President of The Fuller Brush Company from 2002 to 2006; President of Pentair Service Equipment Business from 1996 to 2001; Vice President of Pentair Corporate Development from 1995 to 1996; President of Niagara Paper Corp. from 1992 to 1995; various positions with Pentair, Inc. from 1983 to 1992.	62	1999
Daryl I. Skaar	Retired; Vice President and Chief Procurement Officer of Lucent Technologies from 1997 to 2000; various positions at 3M from 1965 to 1997, most recently as Vice President of Purchasing and Packaging Engineering.	65	2001
Eapen Chacko	Vice President and Chief Financial Officer of MedicalCV, Inc. since 2006; Vice President and Chief Financial Officer of Possis Medical, Inc. from 2000 to 2005; Vice President for Investor and Public Relations, Corporate Communications of Possis Medical, Inc. from 1999 to 2000; Director of Investor Relations of Fingerhut Companies from 1995 to 1999; Vice President of Equity Capital Markets Research at Dain Bosworth from 1992 to 1995; Vice President of Equity Research of Roulston Research Corporation from 1988 to 1992; Vice President and Chief Economist of Safian Investment Research from 1985 to 1987.	59	2006
James A. Faulconbridge	Principal of Kargas-Faulconbridge since 1996.	39	2006

Howard M. Hawkins and John R. Hawkins are brothers. There are no other family relationships between any of our executive officers or directors.

Director Independence

Our Board of Directors has determined that all of our directors, except Howard M. Hawkins, John R. Hawkins and John S. McKeon, are “independent” as that term is defined under the applicable independence listing standards of the NASDAQ Stock Market. Accordingly, a majority of our directors are independent.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

Our Board of Directors held five meetings in fiscal 2007. All directors attended at least 75% of the meetings of our Board of Directors and the committees on which they served. All directors attended our annual meeting of shareholders in 2006. Our Board of Directors encourages, but does not require, director attendance at annual meetings of shareholders.

Audit Committee

The Audit Committee, which consists of Daryl I. Skaar (Chair), G. Robert Gey and Eapen Chacko, is responsible for, among other things, selecting and appointing our independent auditors, meeting with the independent auditors and financial management to review the scope of the audit and the audit procedures, reviewing annually the responsibilities of the Audit Committee and recommending to our Board of Directors any changes to these responsibilities, and establishing and reviewing internal controls. The Audit Committee held four meetings during fiscal 2007.

All members of the Audit Committee are “independent” as that term is defined in the applicable standards of the NASDAQ Stock Market, Section 301 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the rules adopted by the Securities and Exchange Commission (the “SEC”) pursuant to Sarbanes-Oxley. Our Board of Directors has determined that Daryl I. Skaar, G. Robert Gey and Eapen Chacko are “audit committee financial experts,” as the term is defined under Section 407 of the Sarbanes-Oxley Act and the rules promulgated by the SEC in furtherance of Section 407.

The responsibilities of the Audit Committee are set forth in the Audit Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).

Compensation Committee

The Compensation Committee, which consists of Duane M. Jergenson (Chair), Daryl I. Skaar and James A. Faulconbridge, is responsible for establishing compensation policies for our company and for reviewing and setting compensation for our executive officers. The Compensation Committee held six meetings during fiscal 2007.

All members of the Compensation Committee are “independent” as that term is defined in the applicable standards of the NASDAQ Stock Market.

In fiscal 2007, the Compensation Committee retained independent compensation consultant Towers Perrin, a nationally recognized compensation consulting firm with expertise in our industry, to provide the committee with independent advice regarding industry practices and peer company compensation programs. The Compensation Committee also regularly consults with our Chief Executive Officer, who makes recommendations to the committee regarding compensation of our executive officers other than the Chief Executive Officer. Additional information on the role of the compensation consultant and management in the Compensation Committee’s processes and procedures can be found in the Compensation Discussion and Analysis section below.

The responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee, which consists of John S. McKeon (Chair), Duane M. Jergenson, G. Robert Gey and Eapen Chacko, is responsible for identifying individuals qualified to become directors and recommending nominees to our Board for election at annual meetings of shareholders. In addition, the Corporate Governance and Nominating Committee monitors developments in director compensation and, as appropriate, recommends changes in director compensation to our Board. The Corporate Governance and Nominating Committee is also responsible for developing and recommending to our Board corporate governance principles applicable to us. Finally, the Corporate Governance and Nominating Committee oversees public policy matters and compliance with our Code of Conduct. The Corporate Governance and Nominating Committee held one meeting during fiscal 2007.

All members of the Corporate Governance and Nominating Committee, except for John S. McKeon, are “independent” as that term is defined in the applicable standards of the NASDAQ Stock Market.

The responsibilities of the Corporate Governance and Nominating Committee are set forth in the Corporate Governance and Nominating Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).

Nominating Process

During fiscal 2007, we created a Corporate Governance and Nominating Committee, whose responsibilities include identifying individuals qualified to become directors and recommending nominees to our Board for election at annual meetings of shareholders. Following such recommendation, all members of our Board of Directors participate in the consideration of director nominees, and the approval of a majority of the independent directors is required to nominate a director candidate. In order to maintain flexibility in its consideration of candidates, our Board of Directors does not have a formal policy regarding the consideration of any director candidates recommended by shareholders. However, the Corporate Governance and Nominating Committee would consider for possible nomination qualified nominees recommended by shareholders in compliance with our By-laws. To make a director nomination, a shareholder should send the director candidate’s name, credentials and contact information, a signed statement consenting to his or her nomination and agreeing, if elected, to serve as a director, and a completed director nominee questionnaire (available from our Secretary upon request) to our Secretary no later than 60 days after the end of our fiscal year. The proposing shareholder should also include his or her contact information and a statement of his or her share ownership (how many shares of our company owned and for how long). The Corporate Governance and Nominating Committee will evaluate candidates (nominated by shareholders or otherwise) based on financial literacy, knowledge of our industry or other background relevant to our needs, status as a stakeholder in our company, “independence” for purposes of compliance with SEC rules and NASDAQ Stock Market listing standards, and willingness, ability and availability for service.

Communications with Directors

Shareholders can contact the full Board of Directors, the independent directors as a group or any of the individual directors by writing to our Secretary at 3100 East Hennepin Avenue, Minneapolis, Minnesota 55413. All communications will be compiled by the Secretary and submitted to the addressees on a periodic basis.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has (i) reviewed and discussed our audited financial statements for the fiscal year ended April 1, 2007 with both our management and our independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”); (ii) discussed with Deloitte the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, regarding communications with audit committees; (iii) received from Deloitte the written disclosures and the letter required by Independence Standards Board Standard No. 1 and discussed with Deloitte its independence; and (iv) considered whether the level of non-audit services provided by Deloitte is compatible with maintaining the independence of Deloitte.

Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended April 1, 2007 for filing with the SEC.

Daryl I. Skaar (Chair)     G. Robert Gey     Eapen Chacko
Audit Committee of the Board of Directors

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The following table shows the aggregate fees billed to us by Deloitte for services rendered during the fiscal years 2007 and 2006. The Audit Committee pre-approved 100% of the services described below.

Description of Fees	Fiscal 2007	Fiscal 2006

Audit Fees	$396,000	$333,000
Audit-Related Fees (a)	22,000	19,000
Tax Fees (b)	40,000	2,000

Total	$458,000	$354,000

(a)	Includes fees for audits in connection with our benefit plans.
(b)	Includes tax preparation fees of $32,000 and tax consulting fees of $8,000 for fiscal 2007.

The Audit Committee’s current practice on pre-approval of services performed by the independent registered public accounting firm is to approve annually all audit services and, on a case-by-case basis, recurring permissible non-audit services to be provided by Deloitte during the fiscal year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditors’ independence.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Our executive compensation program is designed to attract and retain executives who will lead our company to achieve long-term success and growth in shareholder value. Consistent with that goal, our executive compensation is based on both individual performance and company performance and the alignment of the interests of our executive officers with those of our shareholders and is used to encourage our executive officers to remain with our company.  We seek to reward current results and motivate long-term performance through a combination of short- and long-term incentives that meet our performance, alignment and retention objectives.

Determining Executive Compensation for Fiscal 2007

Our executive compensation program for the last fiscal year consisted of the following elements:

•	base salary,
•	annual cash bonus compensation,
•	contributions to long-term benefit plans,
•	select equity awards in the form of restricted stock grants,
•	matching contributions to our employee stock purchase plan, and
•	other benefits.

The Compensation Committee did not apply a mechanical formula or target a specific amount relative to comparative data for each individual, nor did the committee target a specific amount or relative weight for each component of compensation. Rather, the committee members considered all elements of compensation together and utilized their experience and judgment in determining the total compensation opportunity and mix of compensation elements appropriate for each executive officer in light of our compensation objectives.  The Compensation Committee also regularly consults with our Chief Executive Officer, who makes recommendations to the committee regarding compensation of our executive officers other than the Chief Executive Officer.  Our Chief Executive Officer participates in the Compensation Committee’s deliberations regarding compensation for our other executive officers, although all determinations are made by the Compensation Committee.

During the second half of fiscal 2007, the Compensation Committee retained independent compensation consultant Towers Perrin, a nationally recognized compensation consulting firm with expertise in our industry, to provide the committee with independent advice regarding industry practices and peer company compensation programs. The Compensation Committee views the information provided by Towers Perrin as one of a number of tools available to the committee in assessing executive compensation. The comparative information provided by them was from companies offering products similar to ours and from companies of comparable size to us.

Elements of Executive Officer Compensation for Fiscal 2007

Base Salary

We provide base salaries to our executive officers to compensate them for fulfilling their primary responsibilities and to provide financial stability. Base salaries for our executive officers are reviewed annually by the Compensation Committee.  Adjustments are typically made effective December 1st of each year and are generally based on changes in cost of living due to inflation, consistent with adjustments made to the salary or wages of our other employees. In addition, the Compensation Committee considers each executive officer’s performance for the prior year; his or her experience, expertise and position within our company; overall company performance; and compensation levels for comparable positions at other competitive companies. Following the methodology described above, the Compensation Committee determined that modest increases in base salaries were appropriate for all executive officers in fiscal 2007. The base salaries paid to our executive officers during fiscal 2007 are listed in the Summary Compensation Table below.

Annual Cash Bonus Compensation

Annual cash bonus compensation is a key component of our executive compensation strategy. The purpose of annual cash bonus compensation is to provide cash compensation that is variable based on the achievement of performance goals established by the Compensation Committee. Our executive officers do not have a contractual right to receive a fixed bonus for any fiscal year.

Bonuses are paid twice each year with 60% of the bonus opportunity based on the first six months of our fiscal year and 40% based on the last six months. This split reflects the fact that we have historically generated a higher level of profits during the first six months of our fiscal year than the second half of our fiscal year.

For fiscal 2007, the Compensation Committee designated the following factors for determining whether a bonus would be paid and in what amount:

•	corporate performance,
•	business unit performance,
•	success of company initiatives, and
•	leadership.

The corporate performance portion of the bonus is based on our company-wide results for our current fiscal year as compared to the results for our prior fiscal year as measured by income before taxes. The business unit performance portion of the bonus is based on business unit profitability in our current fiscal year as compared to the performance in our prior fiscal year. The identified company initiatives were progress in implementing our new Enterprise Resource Planning, or ERP, system and complying with the requirements of Section 404 of Sarbanes-Oxley. Leadership is based on a general perception of an individual’s guidance and ability to direct others within our company. The Compensation Committee consulted with the Chief Executive Officer for his assessment of the degree to which the other executive officers had met their respective company initiatives and leadership goals. In fiscal 2007, the Compensation Committee excluded certain costs relating to the implementation of our new ERP system and compliance with Section 404 of Sarbanes-Oxley as well as a gain during fiscal 2006 related to a litigation settlement when determining the level of corporate and business unit performance.

The bonus opportunity for our Chief Executive Officer for the first six months of fiscal 2007 was weighted as follows: 50% based upon our company-wide performance against our income targets, 20% based on combined business unit performance, 20% based upon our progress in implementing our ERP system and complying with Section 404 of Sarbanes-Oxley, and 10% based upon leadership abilities. For the second six months of fiscal 2007, the bonus opportunity for our Chief Executive Officer was weighted as follows: 80% based upon our performance against our income targets, 10% based upon our progress in implementing our ERP system and complying with Section 404 of Sarbanes-Oxley, and 10% based upon leadership abilities.

The bonus opportunity for our Chief Financial Officer for the first six months of fiscal 2007 was weighted as follows: 50% based upon our company-wide performance against our income targets, 40% based upon our progress in implementing our ERP system and complying with Section 404 of Sarbanes-Oxley, and 10% based upon leadership abilities. For the second six months of fiscal 2007, the bonus opportunity for our Chief Financial Officer was weighted as follows: 80% based upon our performance against our income targets, 10% based upon our progress in implementing our ERP system and complying with Section 404 of Sarbanes-Oxley, and 10% based upon leadership abilities.

Our remaining executive officers were each responsible for one of our business units and their bonuses for both periods of fiscal 2007 were weighted as follows: 40% based upon our company-wide performance against our income targets, 40% based upon the performance of their respective business unit, 10% based upon our progress in implementing our ERP system and complying with Section 404 of Sarbanes-Oxley, and 10% based upon leadership abilities.

The targeted bonus opportunity for our executive officers ranged from 35% to 50% of the respective executive officer’s base salary. Our participants are able to receive more than the targeted bonus opportunity if the Compensation Committee determines that they have exceeded their respective goals. Partial achievement of the goals will result in reduced bonus payments as determined by the Compensation Committee.

Contributions to Long-Term Benefit Plans

All of our executive officers as well as all other non-bargaining employees generally participate in two separate long-term benefit plans: our Money Purchase Pension Plan and our Employee Stock Ownership Plan, or ESOP. Contributions to these two plans by our company on behalf of our executive officers are a key component of our retention objectives since contributed benefits vest over a six-year period. In addition, contributions to our ESOP permit our executive officers to develop a meaningful stake in our company over time that better aligns their interests with those of our shareholders.

Under both plans, our executive officers participate on the same terms as all other eligible employees, with the annual compensation that was used to determine plan benefits being capped at $220,000 for fiscal 2007. This limit will be adjusted in future years under federal tax law for cost-of-living increases. In addition, the aggregate amount contributed by our company in the current plan year for a participant under our Money Purchase Pension Plan and the ESOP was limited to $44,000 for fiscal 2007.

Under our Money Purchase Pension Plan, we contribute a percentage of each eligible participant’s compensation to an account maintained for the participant under the plan. Participant accounts are credited with the appropriate gains or losses resulting from employee-directed investments made by the plan. During recent years, including fiscal 2007, we made contributions to this plan equal to 15% of each participant’s compensation. For fiscal 2007, we contributed $33,000 on behalf of each executive officer other than Daniel E. Soderlund, on whose behalf we contributed $32,316.

Under our ESOP, we contribute a percentage of each eligible participant’s compensation to the plan, which is then credited to individual accounts maintained for participants under the plan. Contributions are made at the discretion of our Board of Directors. During recent years, including fiscal 2007, we made contributions to this plan equal to 5% of each participant’s compensation. For fiscal 2007, we contributed $11,000 on behalf of each executive officer other than Daniel E. Soderlund, on whose behalf we contributed $10,772. Participant accounts in the plan are credited with the appropriate gains or losses resulting from plan investments.

Restricted Stock Awards

We have not traditionally used long-term equity incentive awards as part of our executive compensation program. More recently, the Compensation Committee has approved two separate grants of restricted stock in fiscal 2005 and fiscal 2007 to certain executive officers and other key employees in connection with the implementation of our ERP system and our efforts to comply with Section 404 of Sarbanes-Oxley. These grants were intended to reward participants for the extraordinary effort required to complete these important company initiatives and to retain participants through the one-year vesting period. We believe these restricted stock awards also serve to align the interests of the participants with those of our shareholders. The Compensation Committee’s action approving the grant of the restricted stock in fiscal 2007 was made effective several weeks following the grant’s approval in order for our management to perform the administrative details required for the issuance of the stock. In fiscal 2007, the Compensation Committee approved restricted stock grants to three of our executive officers as reflected in the Grants of Plan-Based Awards in Fiscal 2007 table below.

Employee Stock Purchase Plan

Our employees, including our executive officers, may acquire our stock through an employee stock purchase plan, which is generally available to all employees. Purchases of common stock under this plan are made from accumulated contributions at the end of each month at the prevailing market price on the designated purchase date, with the objective of allowing our employees to profit when the value of our stock increases over time.  Currently, a participant in this plan may authorize us to deduct up to $500 a month from his or her paycheck, and we generally make a matching contribution of 75% of a participant’s purchases under the plan.

Other Benefits

The Compensation Committee believes that we must offer a competitive benefits program to attract and retain our executive officers. During fiscal 2007, we provided medical and other benefits to our executive officers that are generally available to our other employees.

Chief Executive Officer Compensation

Mr. John R. Hawkins has been serving as our Chief Executive Officer since February 2000. For fiscal 2007, the Compensation Committee set Mr. Hawkins’ base salary at $271,780, which represented a 3.5% increase over fiscal 2006. For purposes of setting Mr. Hawkins’ base salary, the Compensation Committee utilized the executive compensation practices and methodology described above. For fiscal 2007, Mr. Hawkins received a cash bonus pursuant to our executive bonus plan described above in the amount of $135,873, which is equal to 50% of his base salary as of the end of the fiscal year. During fiscal 2007, Mr. Hawkins received 5,000 shares of restricted stock as described above. We believe Mr. Hawkins’ salary and bonus potential continue to be competitive based on market data, his experience and his performance.

Other Agreements and Policies

Post-Retirement Healthcare Coverage

We currently permit any employee who retires after working for us for at least 25 years to continue to participate in our healthcare insurance coverage until that person reaches the age of 65. The cost to the retired employee for that coverage is equal to the amount that the retiree would have been obligated to pay for the coverage under COBRA (the Consolidated Omnibus Budget Reconciliation Act). This policy is based on the importance we place on the retention of executive officers and other employees.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s Chief Executive Officer or its other four most highly paid executive officers. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders).  We did not believe that the cash bonus opportunity under our fiscal 2007 bonus plan for any of our covered executive officers would have exceeded the $1 million limit when combined with other applicable cash compensation, and as a result the Compensation Committee did not take steps to have the potential bonus payments qualified as performance-based compensation for Section 162(m) purposes.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K.

Duane M. Jergenson (Chair)     Daryl I. Skaar     James A. Faulconbridge
Compensation Committee of the Board of Directors

Summary Compensation Table

The following table sets forth the compensation of our Chief Executive Officer, Chief Financial Officer and the three other highest paid executive officers (collectively, the named executive officers):

Name and Principal Position	Year	Salary ($)	Bonus ($)(a)	Stock Awards ($)(b)	All Other Compensation ($)(c)(d)(e)	Total ($)

John R. Hawkins	2007	271,780	135,873	20,548	48,500	476,701
Marvin E. Dee	2007	194,128	74,190	10,274	47,431	326,023
Keenan A. Paulson	2007	175,556	79,067	4,249	48,500	307,372
John R. Sevenich	2007	168,248	74,855	—	48,500	291,603
Daniel E. Soderlund	2007	156,024	55,233	—	47,588	258,845

(a)    Cash Bonus

See the description of the factors used to determine annual cash bonuses in the Compensation Discussion and Analysis section above.

(b)    Restricted Stock Grants

Three of our named executive officers received restricted stock grants on December 15, 2006 pursuant to our 2004 Omnibus Stock Plan (the “Stock Plan”), which was adopted by shareholders on July 23, 2004. The values shown are derived by multiplying the number of shares awarded by the market price of the shares on the date of grant. The portion of the grant-date market value expensed in fiscal 2007 in accordance with FAS 123R is reflected in the table. The three named executive officers holding restricted stock held the following shares of restricted stock as of April 1, 2007: John R. Hawkins (5,000 shares), Marvin E. Dee (2,500 shares) and Keenan A. Paulson (1,034 shares). All of these shares vest in full on December 15, 2007 and are eligible to receive dividends paid on our common stock. As of April 1, 2007, we had a total of 45,257 shares of restricted stock outstanding with an aggregate value on that date of $667,993 based on the market price of our common stock.

(c)    Employee Stock Purchase Plan

All of our employees age 18 and over who have been employed by us for 90 days are eligible to participate in our Employee Stock Purchase Plan. Under the plan, each participant authorizes us to deduct a specified amount, not to exceed $500, from the participant’s paycheck each month, to which we generally make a matching contribution of 75% of such amount, to be used by a depository agent to purchase shares of our common stock for the participant’s individual account under the plan. For fiscal 2007, we contributed the following amounts to each named executive officer’s account under this plan: John R. Hawkins ($4,500), Marvin E. Dee ($3,431), Keenan A. Paulson ($4,500), John R. Sevenich ($4,500), and Daniel E. Soderlund ($4,500).

(d)    Money Purchase Pension Plan

Non-bargaining employees age 21 and over who have been employed by us for one year are eligible to participate in our Money Purchase Pension Plan, a defined contribution pension plan. Each year, we contribute a percentage of each eligible participant’s compensation to an account maintained for the participant under the plan. We contributed 15% for fiscal 2007. The annual compensation that was used to determine plan benefits was capped at $220,000 for the plan year ended April 1, 2007; this limit will be adjusted in future years under federal tax law for cost-of-living increases. For fiscal 2007, we contributed the following amounts in respect to each named executive officer’s compensation: John R. Hawkins ($33,000), Marvin E. Dee ($33,000), Keenan A. Paulson ($33,000), John R. Sevenich ($33,000), and Daniel E. Soderlund ($32,316).

Participant accounts are credited with the appropriate gains or losses resulting from employee-directed investments made by our plan. A participant is fully vested after completing six years of service. At retirement, the participant may elect to receive the amount credited to his or her account either as a lump sum, in installments or in the form of an annuity contract.

(e)    Employee Stock Ownership Plan

Non-bargaining employees age 21 and over who have been employed by us for one year are eligible to participate in our ESOP. Contributions to this plan, which are made at the discretion of our Board of Directors, are credited to individual accounts maintained for participants under the plan.

We contributed 5% of each participant’s base salary for fiscal 2007. The annual compensation that was used to determine plan benefits was capped at $220,000 for the plan year ended April 1, 2007; this limit will be adjusted in future years under federal tax law for cost-of-living increases. In addition, the aggregate amount contributed by our company in any one plan year for a participant under our Money Purchase Pension Plan and our ESOP may not exceed $44,000. For fiscal 2007, we contributed the following amounts in respect to each named executive officer’s compensation: John R. Hawkins ($11,000), Marvin E. Dee ($11,000), Keenan A. Paulson ($11,000), John R. Sevenich ($11,000), and Daniel E. Soderlund ($10,772).

Participant accounts in our ESOP are credited with the appropriate gains or losses resulting from plan investments. A participant is fully vested after completing six years of service. At retirement, the participant may elect to receive the amount credited to his or her account either as a lump sum or in installments.

Grants of Plan-Based Awards in Fiscal 2007

The following table sets forth certain information concerning plan-based awards granted to our named executive officers during fiscal 2007:

Name	Grant Date	Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)

John R. Hawkins	12-15-06	11-2-06	5,000	70,450
Marvin E. Dee	12-15-06	11-2-06	2,500	35,225
Keenan A. Paulson	12-15-06	11-2-06	1,034	14,569
John R. Sevenich	—	—	—	—
Daniel E. Soderlund	—	—	—	—

The terms of the restricted stock grants granted to three of our named executive officers are disclosed in Note (b) to the Summary Compensation Table above.

Outstanding Equity Awards at 2007 Fiscal Year End

The following table sets forth certain information concerning equity awards outstanding to our named executive officers at the end of fiscal 2007:

	Stock Awards

Name	Number of Shares or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares or Units of Stock That Have Not Vested ($)

John R. Hawkins	5,000	73,800
Marvin E. Dee	2,500	36,900
Keenan A. Paulson	1,034	15,262
John R. Sevenich	—	—
Daniel E. Soderlund	—	—

(a)	All of the shares vest in full on December 15, 2007.

Director Compensation for Fiscal 2007

During fiscal 2007, we paid each non-employee director an annual retainer of $15,000, of which $6,000 was used to purchase common stock through our Employee Stock Purchase Plan. Pursuant to the terms of our Employee Stock Purchase Plan, we credited an additional $4,500 to each non-employee director’s account to fund the purchase of additional shares of common stock. We paid an annual retainer of $10,000 to our Chairman of the Board. We also paid an annual retainer of $2,500 to the chairs of the Audit Committee and the Compensation Committee. Additionally, our non-employee directors received a meeting fee of $1,000 for each Board and committee meeting attended.

During fiscal 2006, we entered into a consulting agreement with John S. McKeon, our Chairman of the Board, to provide consulting services for certain strategic projects. Consulting fees of $75,000 were expensed in fiscal 2007.

The following table shows, for each of our non-employee directors, information concerning annual compensation earned for services in all capacities during fiscal 2007:

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)

John S. McKeon	36,000(a)	79,500(c)	115,500
Howard M. Hawkins	19,000(a)	4,500(d)	23,500
Duane M. Jergenson	34,500(a)	4,500(d)	39,000
G. Robert Gey	27,000(a)	4,500(d)	31,500
Daryl I. Skaar	33,500(a)	4,500(d)	38,000
Eapen Chacko	27,000(a)	4,500(d)	31,500
James A. Faulconbridge	17,250(b)	1,875(d)	19,125

(a)	Includes $6,000 used to purchase common stock through our Employee Stock Purchase Plan.
(b)	Includes $2,500 used to purchase common stock through our Employee Stock Purchase Plan.
(c)	Includes $75,000 of consulting fees and $4,500 credited to Mr. KcKeon’s account in our Employee Stock Purchase Plan to fund the purchase of additional shares of common stock.
(d)	This amount was credited to the director’s account in our Employee Stock Purchase Plan to fund the purchase of additional shares of common stock.

Compensation Committee Interlocks and Insider Participation

All decisions regarding compensation of our executive officers during fiscal 2007 were made by the Compensation Committee of our Board of Directors. During fiscal 2007, the following directors served on the Compensation Committee: Duane M. Jergenson (Chair), Daryl I. Skaar, James A. Faulconbridge and G. Robert Gey. None of our executive officers participates in any Board vote setting his or her annual salary or bonus. None of the members of the Compensation Committee is a current or former officer or employee of our company, and there were no interlocking relationships as defined by the SEC.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares that may be issued under our 2004 Omnibus Stock Plan. We do not have any other equity compensation plans required to be included in this table.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans

Equity compensation plans approved by security holders(a)	—	—	264,090(b)

(a)	We maintain one plan that was approved by our shareholders, the 2004 Omnibus Stock Plan. This plan allows awards in the form of restricted or unrestricted stock, incentive or non-statutory stock options, stock appreciation rights, performance units or other stock-based awards.

(b)	Includes securities available for future issuance under our 2004 Omnibus Stock Plan other than upon the exercise of an option, warrant or right. There is no limit on the portion of the 350,000 shares of common stock available for distribution under this plan that may be awarded in the form of restricted or unrestricted stock. To date, the only awards under this plan have been of restricted common stock.

SECURITY OWNERSHIP OF MANAGEMENT AND BENEFICIAL OWNERSHIP

The following table contains information as of May 31, 2007 (except as otherwise noted below) concerning the beneficial ownership of our common stock by all directors, the named executive officers, all directors and executive officers as a group and shareholders known by us to beneficially own more than 5% of our common stock. Unless otherwise noted, the address for each shareholder listed below is our executive offices.

Name of Beneficial Owner	Number of Shares Beneficially Owned (a)		Percent of Shares

Royce & Associates, LLC	1,270,945	(b)	12.4%
Eapen Chacko	925		*
Marvin E. Dee	11,175	(c)	*
James A. Faulconbridge	908		*
G. Robert Gey	9,469		*
Howard M. Hawkins.	204,820	(d)	2.0%
John R. Hawkins	68,456	(e)	*
Duane M. Jergenson	14,281		*
John S. McKeon	27,246	(f)	*
Keenan A. Paulson	6,780	(g)	*
John R. Sevenich	11,388	(h)	*
Daryl I. Skaar	3,862		*
Daniel E. Soderlund	4,355	(i)	*
All directors and officers as a group (12 persons)	363,664	(j)	3.5%
Trustees, Hawkins, Inc. Employee Stock Ownership Plan and Trust	1,550,308	(k)	15.1%

*	Less than one percent.
(a)	Unless otherwise noted, all shares shown are held by shareholders possessing sole voting and investment power with respect to such shares.
(b)	Based on Schedule 13G filed by Royce & Associates, LLC with the SEC on January 22, 2007 for the period ended December 31, 2006. The address for Royce & Associates is 1414 Avenue of the Americas, New York, NY 10019.
(c)	Does not include shares representing the beneficial interest of Mr. Dee as of March 31, 2007 in our ESOP (6,838 shares).
(d)	Includes 64,195 shares held by Mr. Hawkins’ wife as to which he may be deemed to share voting and investment power, but as to which he disclaims beneficial ownership. Includes 39,246 shares that Mr. Hawkins holds jointly with his wife as to which he shares voting and investment power. Does not include shares representing the beneficial interest of Mr. Hawkins as of March 31, 2007 in our ESOP (93,407 shares).

(e)	Includes 55,446 shares that Mr. Hawkins holds jointly with his wife as to which he shares voting and investment power. Includes 60,599 shares that have been pledged as security for a residential mortgage. Does not include shares representing Mr. Hawkins’ beneficial interest as of March 31, 2007 in our ESOP (120,694 shares).
(f)	Includes 477 shares held by Mr. McKeon as custodian for a child as to which Mr. McKeon has sole voting and investment power, but as to which he disclaims beneficial ownership.
(g)	Includes 5,746 shares that Ms. Paulson holds jointly with her husband. Does not include shares representing the beneficial interest of Ms. Paulson as of March 31, 2007 in our ESOP (65,994 shares).
(h)	Includes 10,803 shares that Mr. Sevenich holds jointly with his wife as to which he shares voting and investment power. Does not include shares representing the beneficial interest of Mr. Sevenich as of March 31, 2007 in our ESOP (23,485 shares).
(i)	Includes 4,355 shares that Mr. Soderlund holds jointly with his wife as to which he shares voting and investment power. Does not include shares representing the beneficial interest of Mr. Soderlund as of March 31, 2007 in our ESOP (15,644 shares).
(j)	Does not include shares representing the beneficial interest of the directors and officers as of March 31, 2007 in our ESOP (326,061 shares).
(k)	The trustees of the Hawkins, Inc. Employee Stock Ownership Plan and Trust are John R. Hawkins and Marvin E. Dee. Although these individuals could be deemed to beneficially own all of the shares held by this plan as a result of their shared voting and investment power with respect to those shares, the shares have not been included in the amount of shares beneficially owned by these individuals or for all directors and officers as a group. Voting rights for shares held by the Employee Stock Ownership Plan and Trust are passed through to plan participants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than ten percent of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. Executive officers, directors and persons who beneficially own more than ten percent of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us, and written representations from our executive officers and directors, all Section 16(a) filing requirements applicable to our executive officers and directors have been satisfied, except that one untimely report was filed for an initial filing in November 2006 of 550 shares owned by James A. Faulconbridge, a newly appointed director.

RELATED PARTY TRANSACTIONS

During fiscal 2007, we did not engage in any transactions with related persons in an amount in excess of $120,000.

The Audit Committee Charter provides that the Audit Committee is responsible for approving all related party transactions. The Audit Committee reviews and ratifies all transactions involving our company and any director, nominee for director, executive officer, other employee or family member thereof on a quarterly basis. It is our intention that these transactions will be on terms no less favorable to us than we could obtain from unaffiliated third parties.

OTHER MATTERS

Our management does not know of any other business that will be presented for consideration at the Annual Meeting. If, however, any other business does properly come before the Annual Meeting, proxies will be voted in accordance with the judgment of the person or persons acting under them as to what is in the best interests of our company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP, an independent registered public accounting firm, has been our auditor since 1971, and has been retained by the Audit Committee as our auditor for the current fiscal year.

Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting with the opportunity to make a statement if they desire. They are expected to be available to respond to appropriate questions.

PROPOSALS BY SHAREHOLDERS

In order for a shareholder proposal to be considered for inclusion in our proxy statement for next year’s Annual Meeting, the written proposal must be received by us at our principal executive office no later than March 11, 2008. Any such proposals also must comply with the rules and regulations of the SEC regarding the inclusion of shareholder proposals in company sponsored proxy materials. In order for a shareholder proposal to be raised from the floor during next year’s Annual Meeting (without being included in the proxy materials), written notice of the proposal must be received by us no later than May 25, 2008. The persons named as proxies by us for that meeting will have discretionary authority to vote on any shareholder proposal for which such notice is not properly received by us and as otherwise permitted pursuant to the SEC’s rules and regulations regarding the voting of proxies. Any director nominations made by shareholders also must comply with the relevant provisions set forth in Article I of our By-laws, as described under the Nominating Process section above. A copy of our By-laws has been filed with the SEC and is available on the SEC’s website (www.sec.gov) or may be obtained by sending a written request to our Secretary at our executive offices.

FORM 10-K

Our 2007 Annual Report on Form 10-K for the fiscal year ended April 1, 2007, including financial statements, is being mailed with this Proxy Statement. Shareholders who wish to obtain an additional copy of our Annual Report on Form 10-K for fiscal 2007 may do so without charge by writing to: Hawkins, Inc., 3100 East Hennepin Avenue, Minneapolis, Minnesota 55413, Attention: Secretary. Our Annual Report on Form 10-K, as well as other company reports, are also available on the SEC’s website (www.sec.gov).

Dated: July 9, 2007.	BY ORDER OF THE BOARD OF DIRECTORS
MARVIN E. DEE, Secretary

HAWKINS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, August 7, 2007

3:00 p.m., Central Daylight Time

Midland Hills Country Club

2001 Fulham Street

Roseville, Minnesota

HAWKINS, INC. 3100 East Hennepin Avenue Minneapolis, Minnesota 55413	proxy

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS ON AUGUST 7, 2007.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1.

By signing the proxy, you revoke all prior proxies and appoint John R. Hawkins and Marvin E. Dee, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

\/  Please detach here  \/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN ITEM 1.

1.	Election of directors:	01 John S. McKeon 02 John R. Hawkins 03 Howard M. Hawkins 04 Duane M. Jergenson	05 G. Robert Gey 06 Daryl I. Skaar 07 Eapen Chacko 08 James A. Faulconbridge	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

(Please sign exactly as your name appears to the left. When shares are held by joint tenants, both should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.)